Exhibit (14)(c)

Report of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors of OHA Investment Corporation

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of OHA Investment Corporation (the Company), including the consolidated schedules of investments, as of December 31, 2018 and 2017, the related consolidated statements of operations, changes in net assets and cash flows for each of the three years in the period ended December 31, 2018, and the related notes (collectively referred to as the “consolidated financial statements”), and in our report dated March 21, 2019, we expressed an unqualified opinion thereon. We have also previously audited, in accordance with the standards of the PCAOB, the consolidated balance sheets, including the consolidated schedules of investments, as of December 31, 2016, 2015, and 2014, and the related consolidated statements of operations, changes in net assets and cash flows for the years ended December 31, 2016, 2015, and 2014, and the related notes (none of which are presented herein), and we expressed unqualified opinions on those consolidated financial statements. In our opinion, the information set forth in the senior securities table of the Company for each of the five years in the period ended December 31, 2018, appearing on page 239 of this Form N-14, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/ Ernst & Young LLP

Dallas, Texas
September 6, 2019